EXHIBIT 5.1

[Letterhead of Christopher O’Brien, Esq.]

May 31, 2002

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Secretary of Mattel, Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of $91,000,000 in deferred compensation obligations (the “Obligations”) of the Company pursuant to the Mattel, Inc. Deferred Compensation and PIP Excess Plan and the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (collectively, the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-8 that relates to the proposed issuance and sale of the Obligations pursuant to the Plans (the “Registration Statement”). Such Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the 1933 Act.

In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances. In some instances, I have relied upon other attorneys in the Company’s Law Department.

Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that the Obligations, when arising under the Plans in accordance with its terms, will be duly authorized, legally valid and binding obligations of the Company, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness.

I express no opinion other than on the laws of the State of California and the General Corporation Law of the State of Delaware (the “DGCL”) insofar as the DGCL relates to corporate formalities, including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Christopher O’Brien
_______________________
Christopher O’Brien, Esq.
Assistant General Counsel
and Assistant Secretary